Exhibit 10.1

Equity Transfer Agreement

Transferor (Party A): Lin Quanzhong and Shen Yirong

ID Card No.: 413022197810170415

Contact No.: 13730829210

ID Card No.: 500112199410100443

Contact No.: 18582511184

Transferee (Party B): HK Aixin International Group Co., Limited

Company No.: 2342435

WHEREAS:

1. Chengdu Aixin Shangyan Hotel Management Co., Ltd. is a legally registered and validly existing limited liability company in Chengdu City, Sichuan Province (hereinafter referred to as the “Company”). Uniform Social Credit Code: 91510106MA61T8X334. Legal address: No. 3 Shuguang Road, Jinniu District, Chengdu City. The scope of business covers: hotel business management; accommodation; Chinese food production and sales; beverage production and sales; retail; prepackaged food; conference and exhibition services; tourism consulting; parking of motor vehicles; house lease. Legal representative: Lin Quanzhong. Registered capital: (RMB) 1,000,000.

2. The Equity Transfer Agreement is hereby made and concluded by and between the Transferor and the Transferee on the basis of equality, voluntariness, mutual benefit and reciprocity upon amicable consultation. The Parties hereto agree that Party A shall transfer 100% of its equity of Chengdu Aixin Shangyan Hotel Management Co., Ltd. to Party B.

Article I Transfer of Equity

1.1 Subject matter

Party A shall transfer 100% of the equity that it owns in the Company to Party B and Party B agrees to accept such equity in question.

1.2 Transfer price, payment method and payment term:

Based on the asset appraisal report CZYXZPB (2021) No. G01-01 issued by Sichuan Zhengyuanxin Real Estate, Land and Assets Appraisal Co., Ltd. on January 12, 2021, the appraised value of Chengdu Aixin Shangyan Hotel Management Co., Ltd. as is owned by Party A is RMB 7,598,886.88, and Party A and Party B agree with the transfer at RMB 7,598,886.88 (in words RMB seven million five hundred and ninety eight thousand eight hundred and eighty-six yuan eighty-eight cents) subject to the adjustments provided in this Agreement. The RMB 7,598,886.88 is referred to as the “Transfer Price.”

Party A and Party B agree that the aforesaid Transfer Price shall be converted into USD 1,164,598.21 (in words USD one million one hundred and sixty-four thousand five hundred and ninety-eight yuan and twenty-one cents) pursuant to the intermediate exchange rate of RMB against USD at 6.5249 yuan per dollar on December 31, 2020.

The Transfer Price will be reduced by an amount equal to any amounts paid or distributed by the Company to Party A after December 31, 2020 and will be increased by an amount equal to any amounts contributed to the Company by Party A after December 31,2020. The Transfer Price, as adjusted in accordance with this Section, is referred to as the “Adjusted Transfer Price.”

Payment method: in currency

Payment term: Party B shall pay the Adjusted Transfer Price in full to Party A within three working days upon the completion of the registration of industrial and commercial change of equity. Party A shall issue relevant vouchers to Party B within five working days upon receipt of the payment in full made by Party B and deliver the bill in question to Party B.

1.3 Party B shall be a shareholder after the Agreement comes into force and Party B pays the consideration for the transfer of equity as agreed herein.

1.4 After the Agreement comes into force upon signature by Party B as agreed herein, Party B shall immediately go through the registration formalities related to the alteration of shareholders and equity and modifications to Articles of Association of the Company in accordance with the law. Party A shall actively assist or cooperate with Party B and Party B shall bear the expenses incurred in such alteration registration.

Article II Undertakings and Warranties of Party A

2.1 The equity transferred by Party A to Party B is the Company’s real investment and is legally owned by Party A, and Party A has the full right to dispose of the equity in question.

2.2 Party A has obtained full authorization from shareholders of the Company to authorize the signatory shareholders hereof to sign the Agreement on behalf of other shareholders of the Company and make the same warranties and guarantees as the signatory shareholders.

2.3 Prior to the date of equity transfer, Party A has not entered into any form of legal documents with any third party, or conducted any disposal to the subject matter hereof in any form by any other legally permitted means, including but not limited to transfer, pledge, entrusted management, or assignment of the rights attached to the subject matter hereof in full or in part. Otherwise, Party A shall indemnify and hold harmless the Company from and against any loss or damage resulting from such false guarantee after equity transfer.

2.4 Prior to the date of equity transfer, the Company has, in accordance with the national tax policies and rules and regulations, according to the fact, apply for and issue an invoice, make a tax declaration on time and pay the tax payable in full, and has never violated the tax policies and rules and regulations such as making false invoices or buying and selling invoices. Otherwise, Party A shall indemnify and hold harmless the Company from and against any loss or damage resulting from such false guarantee after equity transfer.

2.5 Prior to the date of equity transfer, the Company has no litigation that has occurred but has not been sentenced, no pending litigation that has been sentenced but has not been executed or is being executed, no potential litigation that is about to occur, and no tax penalties (including national tax and local tax) or no tax (including national tax, local tax) penalty or tax arrears that have not been settled. Otherwise, Party A shall indemnify and hold harmless the Company from and against any loss or damage resulting from such false guarantee after equity transfer.

2.6 Prior to the date of equity transfer, all the checks, bank acceptance bills and commercial acceptance bills issued by the Company have been honored. After the date of equity transfer, the Company will not receive the checks, bank acceptance bills or commercial acceptance bills issued prior to the date of equity transfer required to be honored. Otherwise, Party A shall indemnify and hold harmless the Company from and against any loss or damage resulting from such false guarantee after equity transfer.

2.7 Prior to the date of equity transfer, the Company has settled the labor remuneration (salary) and social insurance relationship with all employees. After the date of equity transfer, the Company will not be subject to labor disputes, remuneration disputes and social insurance penalties from former employees. Otherwise, Party A shall indemnify and hold harmless the Company from and against any loss or damage resulting from such false guarantee after equity transfer.

Article III Undertakings and Warranties of Party B

3.1 Party B is eligible for the subject matter of the assignment agreement stipulated by law before the registration of equity change, and the normal conduct of legal proceedings for equity transfer will not be affected by the constraints of Party B’s own conditions.

3.2 Party B has sufficient financial capacity to acquire the subject matter hereof and undertakes to pay the equity transfer price in time as agreed herein.

3.3 Party B shall by no means conduct business activities or sign any contract by using any certificate of the Company during the period from the effective date hereof to the date of equity transfer. Otherwise, Party B shall indemnify and hold harmless the Company from and against any loss or damage resulting from such false guarantee.

3.4 Party B shall by no means use any and all certificates and documents (including but not limited to the Business License, Tax Registration Certificate, Organization Code Certificate and Card of Code, Credit Card, Account Opening Permit, etc.), seals and original company documents (including but not limited to the Company’s Articles of Association, lease contract, capital verification report and audit reports, accounting books, accounting vouchers, tax returns, blank checks, blank invoices of the previous years, etc.) obtained from Party A for any activity other than the matter of Company change. Otherwise, Party B shall indemnify and hold harmless the Company from and against any loss or damage resulting from such false guarantee.

Article IV Rights and Obligations of the Parties

4.1 As from the effective date hereof, Party A no longer retains100% ownership of the equity and no longer enjoys any rights or assumes any obligations to partial equity. Party B shall, in accordance with the provisions of relevant laws and the Articles of Association, enjoy the rights and assume the corresponding obligations in proportion to the assigned equity.

4.2 Within five days upon the execution date hereof, Party A shall be responsible for the convening the meetings of shareholders and the Board of Directors, ensure that the shareholders’ meeting approves the equity transfer, and sign relevant agreements or draft amendments with respect to the amendment to the Articles of Association of the Company.

4.3 Within five days upon the execution date hereof, Party A and Party B shall jointly complete the reorganization of the meetings of shareholders and the Board of Directors, and finalize all legal documents relating to the transfer of equity.

4.4 Within 15 days upon the completion of all legal documents for the equity transfer in accordance with Article 4.3 hereof, Party A shall assist Party B to register the change with the relevant authorities in accordance with Chinese laws and regulations.

Article V Division of Creditor’s Rights and Debts before Change of the Company

5.1 The actual or potential creditor’s rights and debts of the Company prior to the date of equity transfer shall be owned and undertaken by Party A. After the transfer, Party A shall independently assume the liability for litigations or losses of the Company caused by the actual or potential debts prior to the date of equity transfer.

5.2 The creditor’s rights and debts incurred after the date of equity transfer shall be enjoyed and assumed by all shareholders of the Company after the change.

Article VI Allocation of Profits and Losses

Party B shall get the benefit of all profits and absorb the losses generated after December 31, 2020.

Article VII Undertaking of Equity Transfer Fees and Procedures for Equity Transfer

The costs and expenses incurred in the equity transfer shall be borne by the Company after such change, and the taxes incurred in the equity transfer shall be borne by Party A.

Article VIII Modification and Termination of the Agreement

The Agreement may be modified or terminated in the course of equity transfer under the following circumstances, provided that a written agreement regarding such modification or termination has been signed by the Parties:

8.1 The Agreement cannot be performed due to force majeure or any external factor which cannot be prevented by either Party and is not the fault of either Party.

8.2 Either Party loses the demonstrated capability to perform the Agreement.

8.3 The breach by a Party materially affects the economic interests of the other Party and causes the performance of the Agreement unnecessary.

8.4. The modification or termination of the Agreement is agreed upon by the Parties due to change of circumstance.

il,* Liability for Breach of the Agreement

9.1 In the event that Party A fails to perform the relevant obligations of equity transfer, Party A shall pay 20% of the equity transfer price to Party B as compensation, and Party B may unilaterally terminate the Agreement.

9.2 In the event that Party B fails to make the payment within the prescribed time, Party B shall pay 3%0 of the equity transfer price to Party A as liquidated damages for each day of delay, and Party A may unilaterally terminate the Agreement.

Article X Dispute Resolution

Any dispute arising out of or in connection with the Agreement shall be resolved by the Parties hereto through consultation first. If no agreement can be reached through such consultation, the dispute shall be submitted to the competent people’s court at the place where Party A is located.

Article XI Entry-into-force Conditions and Date

The Agreement shall come into force upon signature (or corporate seal) by the Parties. Party B shall have no obligation to acquire the Company and pay for it unless this agreement is approved by the directors of Party B other than Quanzhong Lin.

Article XII Miscellaneous

The Agreement is made out in two originals, with each Party holding one copy and each copy being equally authentic.

Party A:	Party B:

Aixin Life International, Inc.

/s/ Quanzhong Lin	By:	/s/ Yao-Te Wang
Quanzhong Lin		Yao-Te Wang
An Authorized Representative

/s/ Yirong Shen
Yirong Shen

May 25, 2021		May 25, 2021